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                                                                    Exhibit 4.93


              CONTRACT ON THE CDMA2000-1X PURCHASE ORDER NO.K.TEL.
                  180/HK.940/UTA-00/2002 DATED 9 OCTOBER 2002

The Parties:                  1.        TELKOM; and

                              2.        Samsung Electronics Co., Ltd.
                                        ("SAMSUNG").

Scope of Agreement:           TELKOM and SAMSUNG agree to work cooperatively,
                              diligently and in good faith on the CDMA2000 1X
                              Initial Purchase Order ("Project").

Responsibility of SAMSUNG:    1.        Procure, deliver, install and test the
                                        CDMA2000-1X equipment ("Equipment");

                              2. Assist TELKOM personnel in conducting the IOP test with existing PSTN and ensure that the Equipment successfully passes the IOP test;

                              3.        Provide operating and maintenance
                                        manuals, and related documents of such
                                        Equipment in English;

                              4.        Provide on-the-job training during
                                        installation of equipment for TELKOM's
                                        employees.

Responsibility of TELKOM:     1.        Provide part of its existing network
                                        (PSTN) to be used in the Project and
                                        ensure that it is continuously available during the Project period;

                              2. Prepare the site including rooms and necessary supporting facilities for the installation;

                              3. Furnish data concerning the allocated existing network (PSTN) necessary and sufficient for the installation;

                              4.        Observe, test and measure all
                                        CDMA2000-1X equipment employed in the
                                        Project;

                              5. Prepare TELKOM's personnel to be trained by SAMSUNG.

Confidentiality:              All reports, documents, technical data and any
                              other information in the agreement are
                              confidential. A party must not disclose any part of the information without prior written consent from the other party.

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Assignment:                   Neither party is allowed to assign and/or
                              subcontract its rights and obligations to any third party without prior written consent from the other party.

Termination:                  TELKOM shall have the right to terminate the
                              agreement if:
                              1.        SAMSUNG breaches the terms and
                                        conditions set out in the agreement;

                              2. SAMSUNG assigns its obligation without prior consent from TELKOM;

                              3.        A third party is proven to have
                                        ownership to the Equipment;

                              4. SAMSUNG delays the performance of the project for more than 50 calendar days;

                              5. The penalty has reached maximum level of 5% of agreement price.

                              SAMSUNG shall have the right to terminate the agreement if TELKOM:

                              1. Does not fulfill its obligations as stipulated in the agreement;

                              2. Breaches the terms and conditions of the agreement.

Penalty: In the event that SAMSUNG fails to complete the Project within the provided time, SAMSUNG shall be imposed with the rate of six (6) per cent per annum penalty for the delayed portion of the agreement price on daily basis. The total amount of any penalty will not exceed 5% of the total agreement price.

Governing Law:                The laws of the Republic of Indonesia.

Settlement of Dispute:        1.        Amicable settlement;

                              2.        Arbitration, which will be held in
                                        Singapore with the Rules of Arbitration
                                        and Conciliation of International
                                        Chamber of Commerce (ICC).